                                                                    Exhibit 10.2

                                                                  EXECUTION COPY

THE SYMBOL "**" IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT THE PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.


                                 VELOCITA CORP.

                SERIES B SENIOR CUMULATIVE CONVERTIBLE PREFERRED

                            STOCK PURCHASE AGREEMENT

                                 April 12, 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. Purchase and Sale of Stock..................................................1
   1.1   Sale and Issuance of Series B Preferred Stock.........................1
   1.2   Closing...............................................................1
   1.3   Cisco Nominee.........................................................2

2. Representations and Warranties of the Company...............................2
   2.1   Organization, Good Standing and Qualification.........................2
   2.2   Subsidiaries..........................................................2
   2.3   Capitalization and Voting Rights......................................3
   2.4   Authorization.........................................................4
   2.5   Valid Issuance of Preferred Stock, Common Stock and Cisco Warrants....4
   2.6   No Conflict with Laws or Other Instruments; Governmental Consents.....5
   2.7   Offering..............................................................5
   2.8   Returns and Complaints................................................5
   2.9   Litigation............................................................5
   2.10  Confidentiality Obligations...........................................6
   2.11  Intellectual Property.................................................6
   2.12  Compliance with Laws and Instruments..................................7
   2.13  Agreements; Action....................................................7
   2.14  Related-Party Transactions............................................8
   2.15  Permits...............................................................8
   2.16  Rights of Way.........................................................8
   2.17  Environmental Matters.................................................9
   2.18  Business Plan........................................................10
   2.19  Registration Rights..................................................10
   2.20  Corporate Documents..................................................10
   2.21  Title to Property and Assets.........................................10
   2.22  Financial Statements.................................................11
   2.23  Absence of Certain Changes...........................................11
   2.24  Absence of Undisclosed Liabilities...................................12
   2.25  Employee Benefit Plans...............................................12
   2.26  Tax Returns, Payments and Elections..................................14
   2.27  Insurance............................................................15
   2.28  Minute Books.........................................................15
   2.29  Labor Agreements and Actions.........................................15
   2.30  Brokers..............................................................16
   2.31  Available Credit.....................................................16
   2.32  Private Placement....................................................16

3. Representations and Warranties of the Investors............................16
   3.1   Authorization........................................................16
   3.2   Purchase Entirely for Own Account....................................17
   3.3   Disclosure of Information............................................17
   3.4   Investment Experience................................................17

   3.5   Accredited Investor..................................................17
   3.6   Restricted Securities................................................17
   3.7   Further Limitations on Disposition...................................17
   3.8   Legends..............................................................18

4. Conditions of Investor's Obligations at Closing............................18
   4.1   Representations and Warranties.......................................19
   4.2   Performance; Material Adverse Change.................................19
   4.3   Compliance Certificate...............................................19
   4.4   Qualifications.......................................................19
   4.5   Proceedings and Documents............................................19
   4.6   Opinions of Company Counsel..........................................19
   4.7   Amended Stockholders Agreement.......................................19
   4.8   General Supply Agreement.............................................19
   4.9   Credit Agreement and Loan Documents..................................20
   4.10  Warrants.............................................................20
   4.11  GSA Letter...........................................................20
   4.12  Good Standing Certificate............................................20
   4.13  Secretary's Certificate..............................................20
   4.14  Expenses.............................................................20
   4.15  Indemnity Agreement..................................................20
   4.16  Consents.............................................................20

5. Conditions of the Company's Obligations at Closing.........................21
   5.1   Representations and Warranties.......................................21
   5.2   Performance..........................................................21
   5.3   Compliance Certificate...............................................21
   5.4   Proceedings and Documents............................................21
   5.5   Payment of Purchase Price; Minimum Share Purchase....................21
   5.6   Qualifications.......................................................21
   5.7   Amended Stockholders Agreement.......................................21
   5.8   General Supply Agreement.............................................21
   5.9   Credit Agreement and Loan Documents..................................21

6. Indemnification............................................................22
   6.1   Indemnification by the Company.......................................22
   6.2   Indemnification Procedures...........................................22
   6.3   General Threshold; Limit.............................................23
   6.4   Other Limitations on Liability.......................................23

7. Operations Prior to Closing; Covenants.....................................24
   7.1   Permitted Activities Prior to Closing................................24
   7.2   Restrictions on Conduct Prior to Closing.............................24
   7.3   Form S-8.............................................................26

8. Termination................................................................26
   8.1   Termination..........................................................26
   8.2   Effect of Termination................................................27

9. Miscellaneous..............................................................28


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

   9.1   Use of Proceeds......................................................28
   9.2   Survival of Representations and Warranties...........................28
   9.3   Successors...........................................................28
   9.4   Governing Law........................................................28
   9.5   Counterparts.........................................................28
   9.6   Titles and Subtitles.................................................28
   9.7   Notices..............................................................28
   9.8   Finder's Fee.........................................................29
   9.9   Expenses.............................................................30
   9.10  Amendments and Waivers...............................................30
   9.11  Severability.........................................................30
   9.12  Aggregation of Stock.................................................30
   9.13  Entire Agreement.....................................................30
   9.14  Publication..........................................................30
   9.15  Confidentiality......................................................31
   9.16  Exculpation Among Investors..........................................31
   9.17  Register of Securities...............................................31
   9.18  Removal of Transfer Restrictions.....................................31
   9.19  Replacement of Certificates..........................................31
   9.20  Interpretation of "Knowledge.".......................................32

  SCHEDULE I    --   Schedule of Investors
  SCHEDULE II   --   Wire Instructions
  SCHEDULE III  --   Schedule of Exceptions

  EXHIBIT A     --   Amended and Restated Certificate of Incorporation
  EXHIBIT B     --   Cisco Warrants
  EXHIBIT C     --   Amended and Restated Stockholders Agreement
  EXHIBIT D     --   General Supply Agreement
  EXHIBIT E     --   Amended and Restated Credit Agreement
  EXHIBIT F     --   Indemnity Agreement
  EXHIBIT G     --   GSA Letter
  EXHIBIT H     --   Opinion of Counsel for the Company

                SERIES B SENIOR CUMULATIVE CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT

            This Series B Senior Cumulative Convertible Preferred Stock Purchase Agreement (this "Agreement") is made as of the 12th day of April 2001, by and among Velocita Corp., a Delaware corporation (the "Company"), and the investors listed on Schedule I hereto (the "Investors"), each of which is herein referred to as an "Investor" and collectively as "Investors."

            WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell to the Investors, upon the terms and subject to the conditions set forth herein, an aggregate of ********* shares of the Series B Senior Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), of the Company, for an aggregate purchase price of ************;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1.    Purchase and Sale of Stock.

                  1.1   Sale and Issuance of Series B Preferred Stock.

                        (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation (including the Certificates of Designation thereto) in the form attached hereto as Exhibit A (the "Restated Certificate").

                        (b) On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of the Series B Preferred Stock, (ii) the issuance of the shares of Common Stock to be issued upon conversion of the Series B Preferred Stock (the "Conversion Shares") and (iii) the issuance of the warrants to be issued to the Investors, the forms of which are attached hereto as Exhibits B-1 and B-2 (together, the "Cisco Warrants"). The Series B Preferred Stock and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

                        (c) Upon the terms and subject to the conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of the Company's Series B Preferred Stock set forth opposite such Investor's name on Schedule I hereto for the purchase price set forth thereon.

                  1.2 Closing. The purchase and sale of the Series B Preferred Stock (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, at 10:00 a.m., on the business day following the date on which all of the conditions to closing set forth in Articles 4 and 5 have been satisfied or waived or at such other time and place as the Company and the Investors may mutually agree (the "Closing Date"). At the time of the Closing, the Company shall deliver to each Investor a certificate representing the Series B Preferred Stock that such Investor is purchasing, as set forth on Schedule I attached hereto, against payment of the purchase price therefor by wire transfer of immediately available funds to the account specified by the Company on Schedule II attached hereto.

                  1.3 Cisco Nominee. Unless Cisco Systems, Inc. ("Cisco") notifies the Company that it will hold such shares in its own name, all shares of Series B Preferred Stock to be issued to Cisco hereunder, and all shares of Common Stock issuable upon conversion thereof, shall be issued in the name of the Cisco nominee noted below; provided, however, that any notices issued with respect to such stock shall be addressed to Cisco at its address as set forth in
Section 9.7 of this Agreement. Cisco's nominee registration information is as follows: Coastdock & Co., c/o State Street Bank, 105 Rosemont Avenue, Westwood, Massachusetts 02090 (courier address) or P.O. Box 5756, Boston, Massachusetts 02206 (mailing address), attention: Babette Thompson, 781-302-6148 (telephone). Such shares shall be held on behalf of Cisco by such nominee solely for Cisco's internal business purposes. Regardless of whether the shares are held by a nominee, Cisco shall retain all rights and obligations of a stockholder of the Company (including beneficial ownership, and the sole right to direct the voting and disposition, of the shares) and all rights, covenants and obligations of Cisco under the Transaction Agreements (as defined below) or other agreements and instruments contemplated hereby.

            2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as specifically set forth on any section of the Schedule of Exceptions attached hereto as Schedule III (the "Schedule of Exceptions") or as to which such exception on its face clearly relates, which exceptions shall be deemed to be representations and warranties as if made hereunder:

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole, other than any adverse effect resulting from changes in financial market conditions generally or from changes affecting the telecommunications industry generally (a "Material Adverse Effect").

                  2.2 Subsidiaries. Except as set forth on Schedule 2.2 to the Schedule of Exceptions, the Company does not own or control, directly or indirectly, any interest in any other firm, corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. The authorized equity interests of each of the entities (the "Subsidiaries") identified on Schedule 2.2 to the Schedule of Exceptions consist solely of the common stock held by the Company or a wholly owned subsidiary of the Company, which shares of common stock have been duly authorized, validly issued and fully paid and are non-assessable. Each of the Subsidiaries other than PF.Net Virginia, LLC ("Virginia LLC") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Virginia LLC is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to conduct its business as now conducted and as presently proposed to be conducted. Each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

                  2.3 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

                        (a) ******** shares of Preferred Stock, of which 1,250,000 shares have been designated Series A Senior Cumulative Convertible Preferred Stock (the "Series A Preferred Stock" and, together with the Series B Preferred Stock, the "Preferred Stock"), all of which are issued and outstanding immediately prior to the Closing, and ********* shares have been designated Series B Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. Upon the Closing, the rights, privileges and preferences of the Series A Preferred Stock will be as stated in the Restated Certificate. All of the outstanding shares of Series A Preferred Stock have been duly authorized.

                        (b) 400,000,000 shares of Common Stock, 80,000,000
shares of which are issued and outstanding immediately prior to the Closing, and 59,644,812 shares of which have been reserved solely for issuance upon conversion of Series B Preferred Stock. All of the outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable.

                        (c) The Company has reserved 25,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 1999 Equity Incentive Plan (as amended and restated effective as of July 12, 2000) duly adopted by the board of directors and approved by the stockholders of the Company (the "Stock Plan"). Of such reserved shares of Common Stock, options to purchase 22,123,075 shares have been granted and are currently outstanding, and 2,876,925 shares remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. No shares of Common Stock have been issued pursuant to the Stock Plan, and all shares of Common Stock subject to outstanding options may be registered on a registration statement on Form S-8.

                        (d) Except as set forth on Schedule 2.3(d) to the Schedule of Exceptions, as of the date hereof, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock or other securities.

                        (e) The Company has authorized the issuance of the Cisco Warrants.

                  2.4 Authorization. All corporate action on the part of the Company and the Subsidiaries and their respective officers, directors and stockholders (or in the case of

Virginia LLC, its partners and members) necessary for the authorization, execution and delivery of this Agreement, the Amended and Restated Stockholders Agreement, the form of which is attached hereto as Exhibit C (the "Amended Stockholders Agreement"), the Service Provider Agreement, the form of which is attached hereto as Exhibit D (the "General Supply Agreement"), the Amended and Restated Credit Agreement, the form of which is attached hereto as Exhibit E (the "Credit Agreement"), any documents to be executed in connection with the Credit Agreement (the "Loan Documents"), the Indemnity Agreements, the form of which is attached hereto as Exhibit F (the "Indemnity Agreements"), the Service Provider Agreement letter, the form of which is attached hereto as Exhibit G (the "GSA Letter") and the Cisco Warrants (collectively with this Agreement, the Amended Stockholders Agreement, the General Supply Agreement, the Credit Agreement, the Loan Documents, the Indemnity Agreements, the GSA Letter and the Cisco Warrants, the "Transaction Documents"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series B Preferred Stock being sold hereunder, the Common Stock issuable upon conversion of the Series B Preferred Stock and the Common Stock issuable upon exercise of any Cisco Warrants has been taken or will be taken prior to the Closing. Each of the Transaction Documents constitutes or, when executed and delivered, will constitute, the Company's valid and legally binding obligation, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in any of the Transaction Documents may be limited by applicable federal or state securities laws.

                  2.5 Valid Issuance of Preferred Stock, Common Stock and Cisco Warrants. The Series B Preferred Stock and the Cisco Warrants that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, nonassessable, free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws and, assuming the accuracy of each Investor's representations and warranties set forth in Article 3 of this Agreement, will have been issued in compliance with all applicable state and federal securities laws. Upon the Closing, the rights, privileges and preferences of the Series B Preferred Stock will be as stated in the Restated Certificate. The Common Stock issuable upon conversion of the Series B Preferred Stock and the Cisco Warrants purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, nonassessable, free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws and will have been issued in compliance with all applicable state and federal securities laws. The Common Stock and the Series A Preferred Stock outstanding as of the date of this Agreement have been issued in compliance with all applicable state and federal securities laws.

                  2.6 No Conflict with Laws or Other Instruments; Governmental Consents. The execution, delivery and performance by the Company and its Subsidiaries of the Transaction Documents to which each is a party, the observance by the Company of the terms of the Restated Certificate and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents: (a) will not require from the board of directors or stockholders of the Company or any of the Subsidiaries (or in the case of Virginia LLC, its partners or members) any consent or approval, except such as shall have been obtained prior to the Closing; (b) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, except such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and such other consents and approvals such as shall have been obtained or made prior to the Closing and except as could not reasonably be expected to have a Material Adverse Effect; (c) subject to the accuracy of the Investors' representations and warranties contained in Article 3 of this Agreement, will not cause the Company or any of the Subsidiaries to violate or contravene (i) any provision of law presently in effect, (ii) any rule or regulation presently in effect of any agency or government, (iii) any order, writ, judgment, injunction, decree, determination or award presently in effect, or (iv) any provision of its certificate of incorporation or bylaws or equivalent organizational documents, except, in the case of clauses (i) and
(ii), as could not reasonably be expected to have a Material Adverse Effect; (d) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or require any consent, approval or authorization under, any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement or other agreement, lease, instrument, commitment or arrangement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties, assets or rights is bound, in each case, that is material to the Company and its Subsidiaries, taken as a whole, except as set forth on Schedule 2.6 to the Schedule of Exceptions; (e) will not result in the creation or imposition of any lien, encumbrance or other restriction on any of the properties, assets or rights of the Company or the Subsidiaries (in each case, other than pursuant to the terms of the Transaction Documents), except as would not have a Material Adverse Effect; and (f) will not result in the revocation, impairment, forfeiture or nonrenewal of any Permit (as defined below), except as would not have a Material Adverse Effect.

                  2.7 Offering. Subject to the truth and accuracy of each Investor's representations set forth in Article 3 of this Agreement, the offer, sale and issuance of the Series B Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

                  2.8 Returns and Complaints. Except as would not have a Material Adverse Effect, none of the Company and its Subsidiaries has received any written customer complaints concerning its products and/or services, nor have any of its products been returned by a purchaser thereof, other than for minor, nonrecurring warranty problems.

                  2.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any Subsidiary that questions the validity of the Transaction Documents or the right of the Company or any Subsidiary to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that, if determined adversely to the Company or any Subsidiary, would have a Material Adverse Effect, or result in any change in the current equity ownership of the

Company or any Subsidiary. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company's knowledge, threatened involving the prior employment of any of the Company's or any Subsidiary's employees, their use in connection with the Company's or any Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. None of the Company and its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or that the Company or any Subsidiary intends to initiate.

                  2.10 Confidentiality Obligations. The Company has taken all commercially reasonable efforts to protect and preserve the confidentiality of all trade secrets and other confidential intellectual property owned or being developed by the Company that is not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been made pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been made pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information or is otherwise lawful.

                  2.11 Intellectual Property.

                        (a) The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes and all other intellectual property necessary for its and its Subsidiaries' businesses as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. Except as set forth in Schedule 2.13 to the Schedule of Exceptions, and except for liens granted pursuant to the Credit Agreement, there are no outstanding options, licenses, liens, encumbrances or agreements of any kind relating to the foregoing, nor is the Company or any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except pursuant to the Transaction Documents and except for licenses for commercially available off-the-shelf software that involves payments by the Company or any Subsidiary for less than $100,000 in the aggregate. None of the Company and the Subsidiaries has received any written communications alleging that the Company or any Subsidiary has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. None of the Company and the Subsidiaries has knowledge that any of their employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or any Subsidiary or that would conflict with the Company's or any Subsidiary's businesses as proposed to be conducted, except as set forth on
Schedule 2.11(a) to the Schedule of Exceptions. None of the execution and delivery of any of the Transaction Documents, the consummation of the transactions contemplated thereby, the carrying on of the Company's or Subsidiaries' businesses by the employees of the Company or any Subsidiary, or the conduct of the Company's or any Subsidiary's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. None of the Company and the Subsidiaries believes it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Company or any Subsidiary.

                        (b) Schedule 2.11(b) to the Schedule of Exceptions lists, as of the date of this Agreement, all patents, trademarks, service marks, trade names, copyrights and other intellectual property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority and which are owned by, or filed in the name of, the Company. Schedule 2.11(b) to the Schedule of Exceptions lists, as of the date of this Agreement, the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed.

                  2.12 Compliance with Laws and Instruments. None of the Company and the Subsidiaries is in violation or default in any respect of any provision of the Restated Certificate or Bylaws or its equivalent organizational documents or in any material respect of any instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound, or, to the best of the Company's knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company or the Subsidiaries, as the case may be.

                  2.13 Agreements; Action.

                        (a) Except as set forth on Schedule 2.13(a) to the Schedule of Exceptions, as of the date of this Agreement, there are no judgments, orders, writs or decrees ("Orders"), or agreements, instruments, contracts or other arrangements whether oral or in writing ("Company Agreements"), to which the Company or any Subsidiary is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company or any Subsidiary in the aggregate in excess of either, ********** in any year or ******** in any month (provided that such threshold does not establish a standard of materiality for any purpose), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any Subsidiary, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's or any Subsidiary's products or services, or (iv) indemnification by the Company or any Subsidiary with respect to infringements of proprietary rights.

                        (b) None of the Company and the Subsidiaries has (i) except as set forth on Schedule 2.13(b) to the Schedule of Exceptions, made any loans or advances to any person (other than the Company or any Subsidiary), other than ordinary advances for travel, relocation and similar expenses or pursuant to Company Agreements set forth on Schedule 2.13(b), or (ii) except as set forth on Schedule 2.13(c) to the Schedule of Exceptions, sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory, conduit and dark fiber in the ordinary course of business.

                        (c) For the purposes of Sections 2.13(a) and 2.13(b) of this Agreement, Company Agreements and Orders involving the same person or entity (including persons or entities the Company or any Subsidiary has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such sections.

                  2.14 Related-Party Transactions. Except as set forth on
Schedule 2.14 to the Schedule of Exceptions, no employee, officer, director, partner or member of the Company or any Subsidiary or member of his or her immediate family is indebted to the Company or any Subsidiary (other than in respect of ordinary advances for travel, relocation and similar expenses), nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth on Schedule 2.14 to the Schedule of Exceptions, to the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers, directors, partners or members of the Company or any Subsidiary and members of their immediate families may own less than 5% of the outstanding stock of publicly traded companies that may compete with the Company. To the Company's knowledge, no member of the immediate family of any officer, director, partner or member of the Company or any Subsidiary is directly or indirectly interested in any material contract with the Company or any Subsidiary, except that such members of the immediate family of any officer, director, partner or member of the Company or any Subsidiary may own less than 5% of the outstanding stock of publicly traded companies that have material contracts with the Company or any Subsidiary.

                  2.15 Permits. Except as set forth on Schedule 2.15 to the Schedule of Exceptions, the Company and its Subsidiaries collectively own, or have the right to use, all franchises, permits, licenses and any similar authority, other than Rights of Way (as defined below) (collectively, "Permits"), material to the conduct of their business as now being conducted by them. None of the Company and its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received any notice of any claim of default, with respect to any such Permit. The Company believes that it and each of its Subsidiaries can obtain, without undue burden or expense, any Permits necessary for the conduct of its business as currently proposed to be conducted.

                  2.16 Rights of Way. The Company and its Subsidiaries collectively own, or have the right to use, all right-of-way crossings ("Rights of Way") material to the conduct of the business of the Company and its Subsidiaries as currently conducted, other than Rights of Way not yet obtained for portions of the Company's fiber optic network on which construction has not yet been constructed. Except as set forth in Schedule 2.16 to the Schedule of Exceptions and, with respect to clause (a) below, except as would not, individually or in the aggregate, have a Material Adverse Effect, all Rights of Way, including all amendments thereto, (a) are in writing and are legal, valid, binding and enforceable in accordance with their terms, and (b) the validity and enforceability thereof will not be adversely affected by the consummation of any of the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 2.16 to the Schedule of Exceptions, no material default of the Company or any Subsidiary exists under any of the Rights of Way, and to the Company's actual knowledge, the parties thereto other than the Company or any Subsidiary have no offsets or defenses to the enforcement thereof.

                  2.17 Environmental Matters.

                        (a) The following terms shall be defined as follows:

                              (i) "Environmental Laws" shall mean any federal,
state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                              (ii) "Hazardous Materials" shall mean any toxic or
hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes regulated under any Environmental Laws.

                              (iii) "Facilities" shall mean all buildings and
improvements on the Property that are owned or leased by the Company or its Subsidiaries.

                              (iv) "Property" shall mean all real property
leased or owned by the Company or any Subsidiary either currently or in the past, excluding Rights of Way.

            The Company represents and warrants as follows: (i) to the Company's actual knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to the Company's actual knowledge, all Hazardous Materials used by the Company at any of the Facilities have been disposed of in accordance with all applicable Environmental Laws; (iii) none of the Company and its Subsidiaries has received any notice of any noncompliance of the Facilities or the Company's or its Subsidiaries' past or present operations with Environmental Laws; (iv) no notices, administrative actions or suits are pending or, to the Company's actual knowledge, threatened relating to a violation of any Environmental Laws; (v) to the Company's actual knowledge, none of the Company and its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to the Company's actual knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property or, except as would not have a Material Adverse Effect, to or from Rights of Way, except in compliance with applicable law;
(vii) to the Company's actual knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property or, except as would not have a Material Adverse Effect, at, on or under Rights of Way, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to the Company's actual knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or, except as would not have a Material Adverse Effect, on the Rights of Way, or any equipment on the Property or, except as would not have a Material Adverse Effect, on the Rights of Way, containing PCBs at levels in excess of 50 parts per million; (ix) to the Company's actual knowledge, there is no formaldehyde on the Property or in the Facilities or, except as would not have a Material Adverse Effect, at Rights of Way, nor any insulating material containing urea formaldehyde in the Facilities; (x) to the Company's actual knowledge, the Facilities and the Company's activities therein have at all times complied in all material respects with all Environmental Laws; and (xi) the Company and the Subsidiaries have all the material permits and licenses required to be issued under federal, state or local laws regarding Environmental Laws and is in full compliance in all material respects with the terms and conditions of those permits.

                  2.18 Business Plan. The Business Plan as amended, supplemented and previously delivered to each Investor is a true and accurate copy of the Business Plan adopted by the Company. With respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections, which take into account that the Company is a development-stage company and is currently building its fiber-optic network.

                  2.19 Registration Rights. Except as set forth on Schedule 2.19 to the Schedule of Exceptions, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

                  2.20 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the forms of which amendments have been approved by the Investors), the certificate of incorporation and the bylaws of the Company are in the form previously provided to special counsel for the Investors.

                  2.21 Title to Property and Assets. Except as set forth on
Schedule 2.21 to the Schedule of Exceptions and pursuant to the Credit Agreement, the Company owns the property and assets owned by it free and clear of all mortgages, liens, loans and encumbrances, except (a) such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets and (b) (i) liens for taxes, assessments, governmental charges or similar claims not yet due and payable or being contested in good faith through appropriate proceedings;
(ii) liens to lenders incurred on deposits made in the ordinary course of business consistent with past practice in connection with maintaining bank accounts; (iii) liens in the ordinary course of business in connection with purchase money security interests; (iv) statutory or common law liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other similar liens, arising in the ordinary course of business and securing obligations that are not yet delinquent or are being contested; (v) liens in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security laws or regulations; (vi) liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature, in each case in the ordinary course of business, and a bank's unexercised right of set-off with respect to deposits made in the ordinary course; and (vii) easements, municipal and zoning ordinances, rights-of-way and similar encumbrances on or defects or other irregularities of title to real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance required by governmental authorities) and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary. The liens described in the foregoing clauses (a) and (b) are collectively referred to as "Permitted Liens." With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, except as set forth on Schedule 2.21 to the Schedule of Exceptions and pursuant to the Credit Agreement, holds a valid leasehold interest free of any liens, claims or encumbrances, other than Permitted Liens.

                  2.22 Financial Statements. The Company has timely filed all forms, statements and documents (the "SEC Documents") required to be filed by it with the Securities and Exchange Commission (the "SEC") and The Nasdaq National Market since July 17, 2000. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and none of the Company and its Subsidiaries is in material default thereunder. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"). The financial statements of the Company, including the notes thereto, included in the SEC Documents (the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies since July 17, 2000. Except as set forth in the Company Financial Statements, the Company and its Subsidiaries have no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to July 17, 2000 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the Company Financial Statements, none of the Company and the Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

                  2.23 Absence of Certain Changes. (a) From December 31, 2000 (the "Company Balance Sheet Date") to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries' assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its shares of capital stock; (e) except as set forth on
Schedule 2.23 to the Schedule of Exceptions, the entering into of any material contract or any material amendment by the Company or any Subsidiary, other than in the ordinary course of business and as provided to the Investors; (f) any termination of, or default under, any material contract to which Company or any Subsidiary is a party or by which it is bound; (g) any amendment or change to the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Subsidiary; (h) any material change in any compensation arrangement or agreement with any employee of the Company or any Subsidiary; (i) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted) and its Subsidiaries, taken as a whole; (j) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it; (k) any satisfaction or discharge of any lien, claim or encumbrance, or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); (l) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets; (m) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its material properties or assets, except for Permitted Liens; or (n) any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 2.23.

                  2.24 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the consolidated balance sheet and the notes thereto as of December 31, 2000 included in the Company Financial Statements (the "Company Balance Sheet"), (b) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect; and (d) those incurred in connection with the execution of this Agreement.

                  2.25 Employee Benefit Plans.

                        (a) Schedule 2.25 to the Schedule of Exceptions lists, with respect to the Company and any Subsidiary, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all such employee plans maintained or contributed to by any trade or business (whether or not incorporated) which is treated as a single employer with the Company (each, an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code (the "Employee Plans"), (ii) any material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section
129), life insurance or accident insurance plans, programs or arrangements,
(iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements and (iv) other material fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees (together, the "Employee Plans").

                        (b) The Company has furnished (or, prior to the Closing Date, will furnish) to each Investor a copy of each of the Employee Plans maintained, contributed to or required to be contributed to by the Company or any Subsidiary (together, the "Company Employee Plans") and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, any material employee communications relating thereto, and any registration statements and prospectuses relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided (or, prior to the Closing Date, will provide) copies of any Form 5500 reports filed for the last three plan years.

                        (c) Except as would not have, in the aggregate, a Material Adverse Effect on the Company, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and the Company and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) neither the Company nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans; (v) all contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) each Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to the Company or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event); (vii) the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan; and (viii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

                        (d) With respect to each Company Employee Plan, the Company and each of its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company.

                        (e) There has been no amendment to, or written interpretation or announcement by the Company or any Subsidiary relating to a change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company's financial statements (other than extending coverage under such Company Employee Plan to any Company employees hired following the last day of the most recent fiscal year included in the Company's financial statements).

                        (f) No Employee Plan is intended to be qualified under
Section 401(a) of the Code and no Employee Plan is an employee pension plan within the meaning of Section 3(2) of ERISA.

                        (g) None of the Company, any Subsidiary or any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has any of them ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                        (h) Neither the Company nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

                        (i) No Employee Plan is required to be maintained or contributed to by the law or applicable custom or rule of a jurisdiction outside of the United States.

                        (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

                  2.26 Tax Returns, Payments and Elections. The Company and the Subsidiaries have filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. Each of the Company and its Subsidiaries has paid all taxes and other assessments reflected in all such returns, except those contested by it in good faith that are listed on Schedule 2.26 to the Schedule of Exceptions. The provision for taxes of the Company and the Subsidiaries as shown in the Company Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. None of the Company and its Subsidiaries has had any tax deficiency proposed or assessed against it or has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Company Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Each of the Company and its Subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax-receiving officers or authorized depositaries. The Company is not a member of a consolidated group that includes any party other than its direct or indirect wholly owned subsidiaries. Schedule
2.26 to the Schedule of Exceptions sets forth each tax-sharing or tax-allocation agreement to which the Company or any Subsidiary is a party.

                  2.27 Insurance. Each of the Company and its Subsidiaries has policies of insurance (including director's and officer's liability insurance) and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  2.28 Minute Books. The minute books of the Company and the Subsidiaries provided to the Investors contain a complete summary of all meetings and actions of directors and stockholders (and in the case of Virginia LLC, its partners and members) since the time of organization and reflect all transactions referred to in such minutes accurately in all material respects.

                  2.29 Labor Agreements and Actions. None of the Company and its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. No strike or other labor dispute involving the Company or any Subsidiary is pending, or to the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company or any Subsidiary aware of any labor organization activity involving its employees. None of the Company and its Subsidiaries has knowledge that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company, except as may otherwise be provided in any employment agreement set forth on Schedule 2.29 to the Schedule of Exceptions. Each of the Company and its Subsidiaries has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment conditions and practices and have withheld all amounts required by any applicable Laws to be withheld from wages or any taxes and paid or adequately reserved on its financial statements any penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 2.25 or Schedule 2.29 to the Schedule of Exceptions, none of the Company and its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement (except pursuant to offer letters to "at-will" employees). Except as set forth in Schedule 2.29 of the Schedule of Exceptions, none of the Company and its Subsidiaries has actual knowledge that any employee's employment violates any commitment to any person or entity not to compete or not to use or disclose proprietary or confidential information.

                  2.30 Brokers. None of the Company and its Subsidiaries has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

                  2.31 Available Credit. On the date of this Agreement, the Company has not less than *********** in cash and available credit.

                  2.32 Private Placement. No form of general solicitation or general advertising (as defined in Regulation D under the Securities Act was used by the Company or any of its respective representatives (other than the Investors, as to whom the Company makes no representation) in connection with the offer and sale of the Series B Preferred Stock hereby, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities of the same class as the Series B Preferred Stock have been issued and sold by the Company within the six-month period immediately prior to the date hereof.

            3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

                  3.1 Authorization. All corporate action on the part of such Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of each of the Transaction Documents and the performance of all obligations of such Investor hereunder, has been taken or will be taken prior to the Closing, and the Transaction Documents constitute its valid and legally binding obligations, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Transaction Documents may be limited by applicable federal or state securities laws.

                  3.2 Purchase Entirely for Own Account. This Agreement is made by the Company with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that, except as provided in Section 1.3 of this Agreement, the Series B Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable federal or state securities laws. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

                  3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary and appropriate for deciding whether to purchase the Series B Preferred Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series B Preferred Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Investors to rely thereon.

                  3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series B Preferred Stock. If other than an individual, Investor also represents that it has not been organized for the purpose of acquiring the Series B Preferred Stock.

                  3.5 Accredited Investor. Such Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                  3.6 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Act, except in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                  3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Article 3 and the Amended Stockholders Agreement, provided and to the extent this Article 3 and such agreement are then applicable, and:

                        (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                        (b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, provided that it receives appropriate representations from the seller with regard to compliance with Rule 144, except in unusual circumstances.

                        (c) Notwithstanding the provisions of paragraphs (a) and
(b) above, no such registration statement or opinion of counsel shall be necessary for (i) a transfer by Cisco pursuant to Section 1.3 of this Agreement,
(ii) a transfer by an Investor that is a partnership or limited liability company to a partner or member of such partnership or limited liability company or a retired partner or member of such partnership or limited liability company who retires after the date of this Agreement, or to the estate of any such partner or member or retired partner or member or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse or to entities associated by common ownership, or (iii) a transfer by an Investor to any entity directly or indirectly controlled by or controlling the Investor.

                  3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

                        (a) "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or transferred unless there is an effective registration statement under the Securities Act covering the sale or transfer of such securities or such sale or transfer is exempt from the registration and prospectus delivery requirements of the Securities Act. The securities evidenced by this certificate also are subject to certain other restrictions on transfer, as set forth in a Stockholders Agreement, dated as of October 29, 1999, as amended, among the Company and certain stockholders named therein (the "Stockholders Agreement"). Accordingly, these securities may be transferred only in compliance with the Stockholders Agreement."

                        (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

            4. Conditions of Investor's Obligations at Closing. The obligations of each Investor under Section 1.1(c) of this Agreement are subject to the fulfillment on or before the

Closing Date of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

                  4.1 Representations and Warranties. The representations and warranties of the Company contained in Article 2 shall be true in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representation and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  4.2 Performance; Material Adverse Change. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date. There shall not have occurred a Material Adverse Effect.

                  4.3 Compliance Certificate. The Chief Executive Officer or the Chief Financial Officer of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and
4.2 of this Agreement have been fulfilled.

                  4.4 Qualifications. All authorizations, approvals, waivers, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement, including such as may be required under the Securities Act, under state Blue Sky laws and under HSR, shall have been duly obtained by and effective as of the Closing.

                  4.5 Proceedings and Documents. All corporate and other proceedings taken by the Company and each of the Subsidiaries prior to the Closing in connection with the transactions contemplated hereby, and all documents and instruments related thereto, shall be in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request. The issuance and sale of the Series B Preferred Stock to the Investors shall have been made in conformity with all applicable state and federal securities laws.

                  4.6 Opinions of Company Counsel. Each Investor shall have received (a) from Latham & Watkins, counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H and (b) from Swidler Berlin Shereff Friedman LLP, counsel for the Company, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to such Investor.

                  4.7 Amended Stockholders Agreement. Each of the Company, the Subsidiaries and certain stockholders of the Company (to the extent required for the amendment of the stockholders agreement that it amends and restates) shall have entered into the Amended Stockholders Agreement.

                  4.8 General Supply Agreement. PF.Net Corp. shall have entered into the General Supply Agreement.

                  4.9 Credit Agreement and Loan Documents. Each of the Company, Koch Telecom Ventures, Inc. ("Koch") and First Union National Bank shall have entered into the Credit Agreement in substantially the form attached hereto as Exhibit E, and any Loan Documents to which it is a party, in each case, with such changes as the authorized officers of the parties thereto shall have approved. Consents to the approval of the Credit Agreement and the Loan Documents shall have been executed and delivered by each lender whose consent is required under the terms of the Existing Credit Agreement (as defined in the Credit Agreement)). The Company shall have delivered to Cisco a certificate executed by the Chief Financial Officer of the Company certifying that all conditions precedent to the Company's ability to borrow, and the lenders' obligations to lend, under the Credit Agreement have been satisfied or waived. The Company shall be entitled to draw down on funds pursuant to the Credit Agreement in accordance with its terms. All conditions to the full discharge of the $10,000,000 Nonnegotiable Subordinated Note, dated October 29, 1999, issued by the Company to Koch, other than the payment and remittance contemplated by the irrevocable instructions of Koch to the Company set forth in the letter, dated as of the date hereof, from Koch to the Company (the "Koch Letter"), shall have been satisfied or waived, and the Koch Letter shall remain in full force and effect.

                  4.10 Warrants. The Company shall have executed and delivered the Cisco Warrants.

                  4.11 GSA Letter. The Company shall have entered into the GSA Letter in substantially the form set forth in Exhibit G.

                  4.12 Good Standing Certificate. The Company shall have delivered to the special counsel of the Investors Certificates of Good Standing issued by the Secretary of State of the State of Delaware and of each state where the Company is authorized to do business.

                  4.13 Secretary's Certificate. The Company shall have delivered to the Company a certificate issued by the Secretary of the Company certifying as to the Company's certificate of incorporation and bylaws and resolutions and/or consents of the Company's board of directors and stockholders.

                  4.14 Expenses. Payment to Cisco for the fees and expenses referred to in Section 9.10 of this Agreement shall have been arranged for.

                  4.15 Indemnity Agreement. The Company and each member of the board of directors shall have executed and delivered the Indemnity Agreements or similar agreements.

                  4.16 Consents. The Company shall have delivered to Cisco satisfactory evidence of the consent, approval or waiver of those parties whose consent, approval or waiver shall be required to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby, including pursuant to the contracts set forth on Schedule 2.6 to the Schedule of Exceptions, except with respect to the transactions specifically contemplated by Sections 7 and 8 of the Certificate of Designations of the Series B Preferred Stock contained in the Restated Certificate.

            5. Conditions of the Company's Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions by such Investor:

                  5.1 Representations and Warranties. The representations and warranties of such Investor contained herein shall be true in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representation and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                  5.2 Performance. Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

                  5.3 Compliance Certificate. An officer of each Investor shall deliver to the Company at the Closing a certificate stating that the conditions specified in Sections 5.1 and 5.2 of this Agreement have been fulfilled.

                  5.4 Proceedings and Documents. All corporate and other proceedings taken by each Investor prior to the Closing in connection with the transactions contemplated hereby, and all documents and instruments related thereto, shall be in form and substance reasonably satisfactory to the Company, and the Company shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

                  5.5 Payment of Purchase Price; Minimum Share Purchase. The Investor shall have delivered the purchase price specified in Article 1 of this Agreement, and the Investors shall collectively have acquired and paid *********** at the Closing for ********* shares of Series B Preferred Stock.

                  5.6 Qualifications. All authorizations, approvals, waivers, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement, including such as may be required under the Securities Act, under state Blue Sky laws and under HSR, shall be duly obtained and effective as of the Closing.

                  5.7 Amended Stockholders Agreement. Each of the Investors and certain stockholders of the Company (to the extent required for the amendment of the stockholders agreement that it amends and restates) shall have entered into the Amended Stockholders Agreement.

                  5.8 General Supply Agreement. Cisco shall have entered into the General Supply Agreement.

                  5.9 Credit Agreement and Loan Documents. Each of First Union National Bank and Cisco Systems Capital Corporation ("CSCC") shall have entered into the Credit Agreement in substantially the form attached hereto as Exhibit E and any Loan Documents to which it is a party, in each case, with such changes as the authorized officers of the parties thereto shall have approved. Consents to the approval of the Credit Agreement and the Loan Documents shall have been executed and delivered by each lender whose consent is required pursuant to the terms of the Existing Credit Agreement. CSCC shall have delivered to the Company confirmation that all conditions precedent to its obligations to lend under the Credit Agreement have been satisfied or waived by it.

            6. Indemnification.

                  6.1 Indemnification by the Company. Subject to the provisions of this Article 6, the Company agrees to indemnify the Investors and their respective officers, partners, employees, agents or representatives (collectively, "Investor-indemnified parties") against and to hold the Investor-indemnified parties harmless from any and all damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, claim, suit or proceeding) (collectively, "Damages") incurred or suffered by the Investor-indemnified parties or Cisco Co-Investors (as defined in the Stockholders Agreement) arising from or in connection with (a) any inaccuracy in any representation or the breach of any warranty of the Company or any Subsidiary under this Agreement (provided that notice of any claim related to an alleged breach of a representation or warranty is delivered to the Company on or prior to the last date of the applicable survival period as set forth in
Section 9.2 of this Agreement; or (b) the failure of the Company or any Subsidiary duly to perform or observe any term, provision, covenant or agreement to be performed or observed by the Company or any Subsidiary pursuant to this Agreement.

                  6.2 Indemnification Procedures.

                        (a) If the indemnified parties shall seek indemnification pursuant to this Article 6, the indemnified parties shall give prompt notice to the Company (as such, the "indemnifying party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but no failure to give such notice shall relieve the indemnifying party of any liability hereunder, except to the extent of actual prejudice or damages suffered as a result thereof; provided that no indemnifying party shall be entitled to indemnification with respect to any claim related to an alleged breach of a representation or warranty, notice of which is provided to the Company after the last date of the applicable survival period as set forth in Section 9.2 of this Agreement. The indemnifying party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party with counsel reasonably acceptable to the indemnified party. The indemnified party will have the right to employ its counsel in any such action, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party,
(ii) named parties include both the indemnified party and the indemnifying party, and such counsel has advised the indemnified party that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the indemnifying party, and the indemnifying party shall reimburse or pay such fees and expenses as they are incurred. Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                        (b) The indemnifying party shall not be liable under this Article 6 for any settlement effected without its consent of any claim, litigation or proceedings by a third party in respect of which indemnity may be sought hereunder, unless the indemnifying party refuses to acknowledge liability for indemnification under this Section 6.2 and/or declines to defend the indemnified party in such claim, litigation or proceeding.

                  6.3 General Threshold; Limit.

                        (a) Notwithstanding anything herein to the contrary, the indemnifying party shall not have any liability to any indemnified parties under
Section 6.1(a) of this Agreement unless and until the aggregate amount of payment that would otherwise be required to be made exceeds ******* (the "Threshold Amount"), in which case the party entitled to such payment shall be entitled to receive all such amounts including the Threshold Amount.

                        (b) Notwithstanding anything herein to the contrary, the amount of Damages that are subject to indemnification pursuant to Section 6.1(a) of this Agreement shall not exceed ***********.

                  6.4 Other Limitations on Liability.

                        (a) To the extent that any Damages are covered by insurance or any right to indemnification (other than pursuant to this Article
6) held by such indemnified party, such indemnified party shall be entitled to indemnification pursuant to Section 6.1 of this Agreement, only with respect to the amount of Damages that are in excess of the cash proceeds received by such indemnified party pursuant to such insurance or right to indemnification. If such indemnified party receives such cash insurance or indemnification proceeds prior to the time such claim for Damages is paid, then the amount payable by the indemnifying party pursuant to such claim shall be reduced by the amount of such proceeds. If such indemnified party receives such cash insurance or indemnification proceeds after such claim has been paid, then, as promptly as practicable following the receipt by the indemnified party of any cash proceeds pursuant to such insurance or right to indemnification, such indemnified party shall repay any portion of the amount previously paid by the indemnifying party to such indemnified party in satisfaction of such claim for which such cash insurance or indemnification proceeds were paid.

                        (b) Notwithstanding anything herein to the contrary, to the extent that the Investors or the Company waives satisfaction of one or more conditions set forth in Section 4.1 and 4.2 or 5.1 and 5.2, respectively, of this Agreement, which conditions were not satisfied due to one or more events, conditions or circumstances that occurred after the date of this Agreement and that were specifically disclosed in writing to the Investors or the Company, respectively, prior to the Closing, the Company or the Investors, respectively, shall not have any liability hereunder for such matter or matters but only to the extent so disclosed.

                        (c) Neither party to this Agreement nor any of its Affiliates or Representatives shall be liable to any other party hereto or any of its Affiliates or Representatives for claims for punitive, special, exemplary or incidental damages, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act of similar law or any other legal or equitable principle. No party shall be entitled to rescission of this Agreement as a result of breach of any other party's representations, warranties, covenants or agreements, or for any other matter.

                        (d) With respect to any matter as to which indemnification is provided pursuant to this Article 6, such indemnification shall be the sole remedy available to the indemnified party, other than in connection with fraud or intentional breaches.

            7. Operations Prior to Closing; Covenants.

                  7.1 Permitted Activities Prior to Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees, and agrees to cause each Subsidiary, except to the extent expressly contemplated by this Agreement or as consented to in writing by the Investor, to carry on its business and operations in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company further agrees, and agrees to cause each Subsidiary, to pay its debts and Taxes when due, except to the extent of any good faith disputes over such debts or Taxes, to pay or perform other obligations when due except to the extent of any good faith disputes, to use commercially reasonable efforts to keep available the services of the Company's executive officers and key employees and to preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees and others having dealings with the Company. Any material tax returns filed by the Company or its Subsidiaries during the period from the date of this Agreement to the Closing Date shall be prepared on a basis consistent with past practice. The Company agrees to promptly notify the Investor of any event or occurrence known to the Company that is not in the ordinary course of business, and of any event known to the Company that is reasonably likely to have a Material Adverse Effect.

                  7.2 Restrictions on Conduct Prior to Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth in the Schedule of Exceptions and as expressly contemplated by this Agreement, without the prior written consent of the Investor, the Company shall not and shall not allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following actions:

                        (a) Charter Documents. Amend its certificate of incorporation or bylaws or equivalent organizational documents;

                        (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its capital stock (except cash distributions consistent with past practice), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                        (c) Stock Option Plans. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under the Company's stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                        (d) Material Transactions. Take any of the actions described in Sections 4(a)(viii), 4(a)(ix), 4(a)(x) or 4(a)(xi) of the Amended Stockholders Agreement or violate (excluding good-faith disputes) or waive any rights of the Company or a Subsidiary under any material agreements of the Company or the Subsidiaries or by which any of them is bound;

                        (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of options to employees or prospective employees in the ordinary course of business pursuant to the Company's Stock Plan or the issuance of shares of the Company's Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, or as expressly contemplated by this Agreement;

                        (f) Intellectual Property. Transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice;

                        (g) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the Company's assets, except in the ordinary course of business consistent with past practice;

                        (h) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except pursuant to the Existing Credit Agreement as expressly contemplated by the Transaction Documents;

                        (i) Payment of Obligations. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company's Financial Statements or as expressly contemplated by the Transaction Documents;

                        (j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice;

                        (k) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                        (m) Employee Benefit Plans. Except as contemplated by the Transaction Documents, adopt or amend any Employee Plan or other employee benefit or stock purchase or option plan or arrangement that would constitute an Employee Plan if in effect on the date hereof, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code;

                        (n) Employment Agreements; Special Increases; Severance. Except as set forth on Schedule 7.2(n) to the Schedule of Exceptions, enter into any employment agreements (which for the purposes this Section 7.2(n), shall be deemed not to include offer letters to "at-will" employees) or pay any special bonus or special remuneration to any employee or director or, except in the ordinary course of business consistent with past practice, increase the salary or wage rates of its employees or grant any severance or termination pay to any director, officer or other employee except payments made pursuant to written agreements in existence on the date hereof;

                        (o) Acquisitions; Change of Control. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or, except as contemplated by the Transaction Documents, enter into a transaction that would result in a change of control of the Company; or

                        (p) Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 7.2, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

                  7.3 Form S-8. The Company agrees that, prior to the issuance of any shares of Common Stock pursuant to the Stock Plan, the Company shall have filed with the SEC a registration statement on Form S-8 with respect to such shares, and shall have taken such other actions in connection with such filing as may be necessary or appropriate to effect the valid registration and issuance under the Securities Act of such shares.

            8. Termination.

                  8.1 Termination. At any time prior to the Closing Date, this Agreement may be terminated:

                        (a) by mutual consent duly authorized by the board of directors of the Company and by the Investors;

                        (b) by the Investors, or the Company, if the Closing shall not have occurred on or before July 31, 2001 (provided, however, that a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                        (c) by the Investors, if the Company or any of the Subsidiaries shall have breached in any material respect any representation, warranty, obligation or agreement hereunder and such breach shall not be susceptible of cure (or if so susceptible, is not the subject of diligent efforts on the part of the breaching party to cure) within 15 business days of receipt by the Company or its Subsidiary, as the case may be, of written notice of such breach; provided that the right of the Investors to terminate this Agreement under this Section 8.1(c) shall not be available to an Investor that is at that time in breach of this Agreement;

                        (d) by the Company, if an Investor shall have breached in any material respect any representation, warranty, obligation or agreement hereunder and such breach shall not be susceptible of cure (or if so susceptible, is not the subject of diligent efforts on the part of the breaching party to cure) within 15 days following receipt by Investor of written notice of such breach; provided that the right of the Company to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company is at that time in breach of this Agreement;

                        (e) by an Investor if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable or (ii) if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote by written consent or upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

                        (f) by the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable or (ii) if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote by written consent or upon a vote held at a duly held meeting of stockholders or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company where the failure to obtain stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement).

                  8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Investor, the Company or any of its Subsidiaries, or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Sections 9.9, 9.14 and 9.15 of this Agreement, and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

            9. Miscellaneous.

                  9.1 Use of Proceeds. The proceeds of the sale of the Series B Preferred Stock at the Closing shall be used by the Company substantially for general corporate purposes in connection with the construction of its fiber-optic network including working capital.

                  9.2 Survival of Representations and Warranties. Except as otherwise set forth in this Section 9.2, the representations and warranties of the Company, the Subsidiaries and the Investors contained in or made pursuant to this Agreement shall survive for a period of only one year after the consummation of the transactions contemplated by this Agreement. The representations and warranties of the Company and the Subsidiaries contained in or made pursuant to Section 2.26 of this Agreement shall survive for a period of five years after the consummation of the transactions contemplated by this Agreement. The representations and warranties of the Company and the Subsidiaries contained in or made pursuant to Section 2.17 of this Agreement shall survive until the expiration of the applicable statute of limitations. The representations and warranties of the Company and the Subsidiaries contained in or made pursuant to Sections 2.1, 2.2, 2.3, 2.4 or 2.5 of this Agreement and the representations and warranties of the Investors contained in or made pursuant to Sections 3.1, 3.2, 3.4, 3.5 and 3.7 of this Agreement shall survive indefinitely the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the parties hereto and consummation of the transactions contemplated by this Agreement.

                  9.3 Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties under the Stockholders Agreement and hereunder.

                  9.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the principles of conflicts of law thereof.

                  9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  9.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by


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

registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:

                    i)      if to the Company, to:

                            Velocita Corp.
                            1800 Alexander Bell Drive
                            Fourth Floor
                            Reston, Virginia  20191
                            Attention: Terry Wingfield, Esq.
                            Facsimile: (703) 796-9047

                            with a copy to:

                            Latham & Watkins
                            885 Third Avenue
                            New York, New York 10022
                            Attention:  Kirk A. Davenport, Esq.
                            Facsimile: (212) 751-4864

                   (ii)     if to Cisco, to:

                            Cisco Systems, Inc.
                            170 West Tasman Drive
                            San Jose, California 95134-1706
                            Attention: Senior Vice President, Legal
                                       and Governmental Affairs
                            Facsimile: (408) 526-4914

                            with a copy to:

                            Brobeck, Phleger & Harrison LLP
                            1633 Broadway, 47th Floor
                            New York, New York 10019
                            Attention: Eric Simonson, Esq.
                            Facsimile: (212) 586-7878

                  9.8 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless, from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible, each other party and such other party's officers, partners, employees or representatives.

                  9.9 Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Irrespective of whether the Closing is effected, the Company shall pay any and all fees in connection with any filings under the HSR Act and, at the Closing, shall pay to Cisco an amount equal to *******, which amount represents fees and expenses of Cisco in connection with the transactions contemplated hereby. The parties hereby agree that Cisco shall be entitled to deduct such amounts from its payment to the Company of the purchase price for the Series B Preferred Stock. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Documents or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  9.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued or issuable upon conversion of the Series B Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

                  9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  9.12 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  9.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                  9.14 Publication. No party hereto shall use any other party's name or refer to any other party directly or indirectly in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law or with such party's prior written consent, or pursuant to this Section 9.14. None of the parties to any of the Transaction Documents shall issue any press release or other public statement relating to this Agreement or the transactions contemplated hereby unless advised by counsel that such disclosure is required by law and, in any case, without first giving the other parties the opportunity to review and comment upon such statement unless not reasonably practicable under the circumstances. If the Company determines that it is required by law to file any document or material with the SEC that contains a reference to Cisco, it shall, at a reasonable time before making any such filing, consult with Cisco regarding such filing and seek confidential treatment for such portions of the document or material as may be reasonably requested by Cisco.

                  9.15 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party, or as permitted by Section
9.14 of this Agreement, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Preferred Stock purchased hereunder. The provisions of this Section 9.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

                  9.16 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

                  9.17 Register of Securities. The Company or its duly appointed agent shall maintain a separate register for the shares of Preferred Stock and Common Stock in which it shall register the issue and sale of all such shares. All transfers of securities shall be recorded on the register. The Company shall be entitled to regard the registered holder of its securities as the holder of such securities so registered for all purposes until the Company or its agent is required to record a transfer of such securities on its register. Subject to Sections 3.6 and 3.7 of this Agreement, the Company or its agent shall be required to record a transfer when it receives the security to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

                  9.18 Removal of Transfer Restrictions. Any legend endorsed on a certificate evidencing Company securities and any stop transfer instructions or notations on the Company's records with respect to such securities pursuant to Section 3.8 of this Agreement (but not any legend setting forth restrictions on transfer or other obligations pursuant to the Amended Stockholders Agreement or the Restated Certificate) shall be removed or lifted and the Company shall issue a certificate without such legend to the holder of such securities if (a) the transfer of such securities has been registered under the Securities Act or
(b) upon the reasonable request of the Company, such holder provides the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) stating that a public sale or transfer of such securities may be made without registration under the Securities Act and that such legend is not required under any applicable state securities laws.

                  9.19 Replacement of Certificates. Upon receipt of a lost instrument certificate with indemnity provisions reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Company securities, the Company shall issue a new certificate representing such securities in lieu of such lost, stolen, destroyed or mutilated certificate.


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

                  9.20 Interpretation of "Knowledge." Statements herein that are qualified as to the "knowledge of the Company" or similar statements shall mean the actual knowledge of the executive officers of the Company, after reasonable inquiry; provided that any statement qualified as to the "actual knowledge" of the Company shall mean the actual knowledge of the executive officers of the Company, without inquiry.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 VELOCITA CORP.

                                 By: /s/ DAVID L. TAYLOR
                                     -------------------------------------------
                                     Name:  David L. Taylor
                                     Title: Chief Financial Officer


                                 CISCO SYSTEMS, INC.

                                 By: /s/ JOHN CHAMBERS
                                     -------------------------------------------
                                     Name:  John Chambers
                                     Title: President & Chief
                                            Executive Officer